SEPARATION, RELEASE, AND PROPRIETARY
INTERESTS PROTECTION AGREEMENT

This Separation, Release and Proprietary Interests Protection Agreement (the “Agreement”) is made and entered into by and among Illinois Tool Works Inc. (“ITW”) including its subsidiaries, affiliates, successors and assigns (collectively, the “Company”) and Ronald D. Kropp (“Kropp”) (with the Company, collectively, the “Parties”) on the dates shown below. In consideration of the promises, obligations, covenants, monies and other valuable consideration, contained herein, the Parties agree as follows:

1.	RECITALS

1.1	Kropp was employed by Company since December 1, 1993.

1.2
Kropp served in multiple high level executive positions including Senior Vice-President and Chief Financial Officer (“CFO”) with access to the Company’s technical, financial, human capital, sales and marketing and trade secret information and other proprietary and confidential business-related information.

1.3	The parties have reached a mutual decision that Kropp will step down as CFO in the coming months, and both parties wish to ensure a smooth transition.

1.4
The parties desire that Kropp continue as CFO until a replacement begins employment or August 9, 2013, whichever is earlier, at which time Kropp will be assigned to the position of Executive Project Manager to assist with the transition to the new CFO and be available as needed by the Company’s Chief Executive Officer, or his designee. Kropp will remain employed as Executive Project Manager until August 9, 2014 (such period of time is hereinafter referred to as the “Assignment Period”). Kropp’s employment will terminate at the end of the Assignment Period, unless Kropp obtains other employment or submits his resignation at an earlier date. During the Assignment Period, the parties agree that Kropp will continue to be an at-will employee.

1.5
The Parties are voluntarily entering into this Agreement for the purposes of granting benefits to Kropp for which he is not otherwise eligible, with valuable consideration being exchanged, and eliminating any disputes or claims relating to Kropp’s employment and the termination of his employment.

1.6	These recitals are material terms of this Agreement.

2.	PAYMENTS AND OTHER BENEFITS

2.1
Provided Kropp has not voluntarily terminated employment with the Company prior to the beginning of the Assignment Period, then during the term of this Agreement, Kropp will maintain his current base salary as of January 1, 2013 of $413,751, and he will maintain his current benefits as detailed in the terms and conditions of the plan documents. Upon the termination of Kropp’s employment, Kropp shall execute and deliver to Company the Additional Release substantially in the form attached hereto as Exhibit A by no later than 21 days after Kropp’s termination of employment.

Consulting assignments and board of directors appointments must be approved by the Company through Sharon Brady, SVP-Human Resources. If Kropp obtains other employment, is terminated by the Company without cause or submits his resignation after the commencement of the Assignment Period, then his employment will terminate, and he will receive all salary that would have been earned through the end of the Assignment Period in a lump-sum within 30 days of his termination date.

In addition, if Kropp remains as CFO until the beginning of the Assignment Period, the 2011 CGP Grant and 2011 PRSU grant will become 100% vested on August 9, 2013 and be paid after the performance period in accordance with plan provisions at the achievement level deemed by the Compensation Committee and an additional 25% of the 2010, 2011, and 2012 Stock Option Grants will vest on August 9, 2013.

In addition, during the Assignment Period, Kropp will not be subject to trading window restrictions but will be required to notify the Company’s General Counsel within 1 business day of his trading of ITW stock or exercising ITW options for any transaction subject to §16(b) reporting. The Company will continue to file the appropriate Form 4’s with the SEC on Kropp’s behalf during the Assignment Period, provided that Kropp complies with such notification requirements and timely provides the information needed for such filings.

Kropp will maintain his eligibility for the 2013 P&O Bonus, payable in March 2014, paid in accordance with the bonus plan’s regular terms and process; provided, however, that the “P” will be calculated based upon Company performance and the “O” portions of the award will be paid at 80% completion rate.

2.2
Prior to Kropp’s termination, Kropp will maintain eligibility for ITW benefits as stated in the terms and conditions of the respective plan documents. Upon Kropp’s termination of employment, Company will payout any unused vacation and offer Kropp the opportunity to participate in health and dental coverage provided that Kropp enrolls in COBRA, and Kropp will have 6 months following the termination of employment to exercise any outstanding vested stock option grant; however, in no case will such extension to the exercise period extend beyond the original grant life of the grant.

2.3    As long as Kropp executes and does not revoke this Agreement or the Additional Release and complies with all of the terms, conditions and covenants of this Agreement and Kropp continues to be employed until August 9, 2014, then the Company will pay to Kropp additional payments in the amount of: (a) $60,000 in March 2015 plus (b) full value of nonqualified pension plan with timing and form of payment made in accordance with plan rules and (c) a pro-rata 2014 P&O Bonus in March 2015 based on the portion of the 2014 year through August 9, 2014 (221/365 days or 60.5% of the year) paid in accordance with the bonus plan’s regular terms and process; provided, however, that the “P” will be calculated based upon Company performance and the “O” portions of the award will be paid at 80% completion rate.

As long as Kropp executes and does not revoke this Agreement or the Additional Release and complies with all of the terms, conditions and covenants of this Agreement, if Kropp obtains other employment, is terminated by the Company without cause or submits his resignation after the commencement of the Assignment Period but before August 9, 2014, then his employment will terminate, and the Company will pay to Kropp additional payments of: (a) $60,000 within 30 days of his termination date plus (b) full value of nonqualified pension plan with timing and form of payment made in accordance with plan rules plus (c) a 2014 P&O Bonus based on the pro rata period of the year through August 9, 2014 (221/365 days or 60.5% of the year) paid within 30 days of his termination date in accordance with the bonus plan’s regular terms; provided, however, that the “P” will be calculated based upon forecasted 2014 Company performance per the current external forecast as of the termination date and the “O” portions of the award will be paid at 80% completion rate.

2.4
The Parties hereby agree that at least $10,000 of the additional payment in Section 2.3 of this Agreement is expressly deemed as consideration for the Section 3-Mutual Release and Additional Mutual Release, and the balance of the Section 2.3 additional payment is consideration for the covenants and agreements contained in Section 4-Intellectual Property and Confidential Information and Section 6 Non-Solicitation: Remedies, and is over and above any type of financial benefit to which Kropp is otherwise entitled. In addition, Kropp acknowledges that the Company’s offer of the Executive Project Manager assignment is valuable consideration to him by providing continued salary, benefits, and the opportunity to vest during the assignment period in various benefit plans.

2.5
Kropp’s eligibility for benefits under the ITW benefit plans, including but not limited to the ITW Retirement Accumulation Plan, ITW Savings and Investment Plan (401(k) Plan), ITW Long-Term Incentive Plan, ITW Executive Contributory Retirement Income Plan, and Illinois Tool Works Inc. Nonqualified Pension Plan will be determined based on the terms and conditions of the applicable plan documents and the regular administration of the plans. Kropp’s eligibility for these plans will continue in accordance with the terms of such plans and applicable law as long as he is employed by the Company. This Agreement does not warrant that Kropp is expressly eligible for any particular plan, and the plan documents and the regular administration of the plans shall control.

2.6
Kropp may select an outplacement service and submit to the Company for approval. If an approved vendor, the Company will pay the cost of the service. In addition, Kropp may request references from the Company which are subject to the Company’s approval and selection of the appropriate executive to respond.

2.7	In exchange for the above consideration, Kropp acknowledges and agrees that he has no right of reemployment at Company or any of its affiliates, divisions or subsidiaries now and in the future.

2.8
In consideration of the compensation and benefits provided herein, to which Kropp agrees he is not otherwise entitled, Kropp specifically agrees that except as expressly set forth above, there is no additional compensation or benefits due him under or in the form of salary, bonus, commission, or vacation pay, including without limitation benefits under the ITW Separation Pay Plan.

3.    MUTUAL RELEASE

Kropp and Company and, where appropriate in the context on behalf of themselves and their heirs, assigns, agents, representatives, lawyers, affiliates, subsidiaries, stockholders, successors, directors, employees, and all persons acting by, through, under or in concert with him, do hereby mutually release and forever discharge each other, and for the Company including all subsidiaries, divisions affiliates and related entities, and its present and former officers, directors, shareholders, agents and employees (whether in their individual or representative capacities) from any and all claims, causes of action, obligations, damages, liabilities and legal theories of whatever kind, in law or equity, asserted under any federal, state, or local statute, common law, contract, tort or public policy. Claims released and waived pursuant to this Section include those, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, actual or consequential, which either Kropp or the Company may have or could claim to have against the other party arising at any time up to and including the date this Agreement is signed by Kropp and returned to Company; provided, however, that this release shall not release Kropp from any claims of the Company related to Kropp’s criminal activity, breach of fiduciary duty or fraud related to the performance of duties for the Company. This general release and waiver includes, but is not limited to, rights or claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, federal Civil Rights Acts of 1866, 1871 and 1991, Equal Pay Act of 1963, Fair Labor Standards Act of 1938, Employee Retirement Income Security Act of 1974, Americans with Disabilities Act, Family Medical Leave Act of 1993, National Labor Relations Act, Illinois Human Rights Act and any other federal or state Constitution, statute or regulation governing employment, fair employment practices, wages or benefits. This general release and waiver also applies to any or all rights or claims for employment discrimination, wrongful or retaliatory discharge, breach of implied or express employment contract, promissory estoppel, negligence, defamation, fraud, invasion of privacy, outrageous conduct or intentional or negligent infliction of emotional distress.
Employee further understands that the release of claims does not prevent Employee from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Employee hereby waives any right to receive any monetary award or other remedy resulting from such a charge or investigation.
Employee understands and agrees that, to the fullest extent permitted by law, Employee is precluded from filing or pursuing any legal claim of any kind against the Company at any time in the future, in any federal, state or municipal court, or other tribunal, arising out of any of the claims Employee waived by virtue of executing this Agreement. Employee agrees not to file or pursue any such legal claims.
Employee understands that by signing this Agreement and agreeing to the release of claims in the Agreement, Employee is not waiving any right or claim that cannot be waived as a matter of law.

4.    INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

In order to protect Company’s intellectual property, confidential information, trade secrets and other proprietary interests, Kropp agrees as follows:

4.1
Kropp will not, without Company’s prior permission, directly or indirectly utilize or disclose to anyone outside of Company, trade secrets or other confidential information of Company to which he had access in his role as CFO. Trade secrets and other confidential information shall include any information or material which is not generally known to the public and which (a) is generated or collected by or utilized in the operations of Company and relates to the actual or anticipated business or research or development of Company; or (b) is suggested by or results from any task assigned to Kropp by Company or work performed by Kropp for or on behalf of Company. Information shall not be considered generally known to the public if such information is improperly revealed or utilized by Kropp or any other person or entity that owes a duty of confidentiality to Company. Examples of confidential information include, but are not limited to, customer and vendor lists, pricing, margins, profitability, revenue, business and marketing plans and strategy, long range planning, business portfolio assessment and planning, technical know-how, formulae, processes, designs, manufacturing techniques, leadership and employee talent development, training and workshop manuals and guides, software and research and development.

4.2
Kropp agrees that all tangible and intangible materials (whether originals, duplicates stored electronically or stored on computer), in Kropp’s possession or control which in any way relate to Company’s business and which were furnished to Kropp by Company or which were or are prepared, compiled or acquired by Kropp while employed by Company will be the sole property of Company. Kropp agrees to immediately deliver all such materials to Company and will not retain any originals or copies of such materials.

5.	RIGHTS UNDER OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990.

5.1    In accordance with the Older Worker’s Benefit Protection Act of 1990,     Kropp is aware of the following:

5.2	That he is waiving all rights and claims that he has or may have under the federal Age Discrimination in Employment Act, as amended through the date he signs;

5.3	That he has been advised in writing by Company to consult with an attorney prior to executing this Agreement;

5.4	That he has a period of twenty-one (21) days in which to consider this Agreement before signing it;

5.5
That for a period of seven (7) days following his signing of this Agreement, he may revoke this Agreement, and that this Agreement shall not become effective and enforceable until that 7-day revocation period has expired. Any revocation shall be submitted in writing to Sharon

Brady, Senior Vice President- Human Resources, 3600 West Lake, Glenview, IL 60026;

5.6	That he knowingly and voluntarily agrees to all the terms set forth in this Agreement;

5.7	That he is not otherwise entitled to the Section 2.1 Executive Project Manager assignment and Section 2.3 additional payment; and

5.8	That he is not waving any rights or claims that may arise under the Age Discrimination in Employment Act after the execution date of this Agreement.

6.    NONSOLICITATION; REMEDIES

6.1
Kropp agrees that for a term ending one year following termination of employment, he will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any individual who was an employee of Company, who possesses confidential information of Company, to leave the employ of Company or otherwise interfere with the performance of their duties for Company.

6.2	The restrictions imposed by this Agreement are reasonably necessary to protect Company’s goodwill, work force, trade secrets and confidential and proprietary business-related information.

6.3
This Agreement does not attempt to restrict Kropp from any employment opportunities consistent with his skills, knowledge and abilities that do not compete directly or indirectly with Company’s business and/or threaten the use or disclosure of its confidential or trade secret information.

6.4
This Agreement may be used as the basis for an injunction against any action, suit or other proceeding which may be instituted which is contrary to the release provided in Section 3. Furthermore, the Parties agree that Company will suffer irreparable harm in the event of a breach or threatened breach of the above Section 4-Intellectual Property and Confidential Information or Section 6-Nonsolititation; Remedies. Therefore, the Parties agree that, in addition to all other remedies in law or equity, Company is entitled to the issuance of an injunction in the event of a breach of this Agreement by Kropp to enforce the Agreement.

6.5
In addition to any other remedy Company may have in law or in equity, if Company determines that Kropp has materially breached this Agreement, then Company may withhold all amounts to be paid under Sections 2.1 or

2.3 until a court of competent jurisdiction has finally determined whether or not a material breach has occurred. If such court determines that a material breach has not occurred, then Company shall resume payments within thirty (30) days of such determination. If such court determines that a material breach has occurred, then Kropp shall reimburse Company for all amounts theretofore paid by Company, except the $10,000.00 specified in Section 2.4, within thirty (30) days of such determination, and Kropp shall be deemed to have relinquished all amounts otherwise payable under Sections 2.1 and 2.3..

7.    MISCELLANEOUS PROVISIONS

7.1    Mutual Non-Disparagement

Kropp agrees to refrain from any publication or any type of communication, oral or written, of a defamatory, disparaging or otherwise derogatory nature pertaining to Company or any of Company’s business interests, products or employees.

The Company will use its best efforts to cause the Officers, Directors and official spokespersons of the company to refrain from making any formal statements (or authorizing any statements to be reported as being attributed to the Company), that are critical, derogatory or which may tend to injure the business or personal reputation of the Employee.

7.2    No Admission of Liability

Neither the execution nor the performance of any term of this Agreement shall constitute or be construed as an admission of any liability by either Kropp or the Company to the other party, both of whom have consistently taken the position that they have no liability, and will incur no liability, to the other party whatsoever in connection with any claims. This Agreement is intended solely to avoid even the possibility of any dispute or claim by either party against the other party relating to the termination of Kropp’s employment.

7.3    Choice of Law

This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Illinois without regard to such State’s conflicts of laws provisions.

7.4    Amendments

Any amendment to this Agreement must be in writing and signed by duly authorized representatives of each of the parties hereto and must expressly state that it is the intention of each of the parties hereto to amend the Agreement.

7.5    Severability

The provisions of this Agreement shall be severable. In the event that any provision of this Agreement shall be found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. The parties also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law.

7.6    Sole Agreement

This Agreement represents the entire agreement between the Parties regarding the subject matter herein, and supersedes all prior oral discussions, representations, agreements and negotiations and writings regarding the same subject matter, except as specifically provided for or referenced in this Agreement. However, the covenants herein in Sections 4 and 6 shall be in addition to the covenants already applicable to Kropp in any prior patent and confidential information agreements. Kropp specifically agrees that he has not, will not and cannot rely on any representations not expressly made herein.

7.7    Assignment

The obligations of Kropp contained in this Agreement may not be assigned by him. Company may assign its rights and/or its obligations contained in this Agreement to any affiliate, and such rights and obligations shall inure to the benefit of Company’s successors and assigns. Kropp agrees that if this Agreement is assigned as aforesaid, it shall remain binding on him in any event.

7.8    Cooperation of Parties

The Parties shall cooperate to effectuate, and shall undertake such actions as are reasonably necessary to effectuate, this Agreement.

7.9    Waiver

No waiver by a party of a breach of any provision of this Agreement, or of compliance with any condition or provision of this Agreement, to be performed by the other party , will operate or be construed as a waiver of any subsequent breach by such party , or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of a party to take any action by reason of such breach will not deprive such party of the right to take action at any time to address the breach, continuing breaches or subsequent breaches.

7.10    Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Separation, Release and Proprietary Interests Protection Agreement.

Executed: 4-2, 2013                    By: /s/ Ronald D. Kropp
Ronald D. Kropp

Executed: 4-2, 2013                    By: /s/ Sharon M. Brady
Illinois Tool Works Inc.

Attachment A
Additional Mutual Release

In consideration of the payments and benefits made or promised to Kropp and referenced in Sections 2.1 and Section 2.3 of the Separation, Release and Proprietary Interests Protection Agreement, Kropp agrees as follows:

A.    MUTUAL RELEASE

Kropp and the Company and, on behalf of their heirs, assigns, agents, representatives, lawyers, and all persons acting by, through, under or in concert with him, do hereby release and forever discharge each other, and for the Company including all subsidiaries, divisions, affiliates and related entities, and its present and former officers, directors, shareholders, agents and employees (whether in their individual or representative capacities) from any and all claims, causes of action, obligations, damages, liabilities and legal theories of whatever kind, in law or equity, asserted under any federal, state, or local statute, common law, contract, tort or public policy. Claims released and waived pursuant to this Section include those, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, actual or consequential, which either Employee or Company may have or could claim to have against the other party arising at any time up to and including the date this Agreement is signed by Kropp; provided, however, that this release shall not release Kropp from any claims of the Company related to Kropp’s criminal activity, breach of fiduciary duty or fraud related to the performance of duties for the Company. This general release and waiver includes, but is not limited to, rights or claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, federal Civil Rights Acts of 1866, 1871 and 1991, Equal Pay Act of 1963, Fair Labor Standards Act of 1938, Employee Retirement Income Security Act of 1974, Americans with Disabilities Act, Family Medical Leave Act of 1993, National Labor Relations Act and any other federal or state Constitution, statute or regulation governing employment, fair employment practices, wages or benefits. This general release and waiver also applies to any or all rights or claims for employment discrimination, wrongful or retaliatory discharge, breach of implied or express employment contract, promissory estoppel, negligence, defamation, fraud, invasion of privacy, outrageous conduct or intentional or negligent infliction of emotional distress.
Employee further understands that the release of claims does not prevent Employee from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Employee hereby waives any right to receive any monetary award or other remedy resulting from such a charge or investigation.
Employee understands and agrees that, to the fullest extent permitted by law, Employee is precluded from filing or pursuing any legal claim of any kind against the Company at any time in the future, in any federal, state or municipal court, or other tribunal, arising out of any of the claims Employee waived by virtue of executing this Agreement. Employee agrees not to file or pursue any such legal claims.
Employee understands that by signing this Agreement and agreeing to the release of claims in the Agreement, Employee is not waiving any right or claim that cannot be waived as a matter of law.

B.	RIGHTS UNDER OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990.

1	In accordance with the Older Worker’s Benefit Protection Act of 1990, Kropp is aware of the following:

2	That he is waiving all rights and claims that he has or may have under the federal Age Discrimination in Employment Act, as amended, through the date he signs;

3	That he has been advised in writing by Company to consult with an attorney prior to executing this Additional Release;

4	That he has a period of twenty-one (21) days in which to consider this Additional Release before signing it;

5
That for a period of seven (7) days following his signing of this Additional Release, he may revoke this Additional Release, and that this Additional Release shall not become effective and enforceable until that 7-day revocation period has expired. Any revocation shall be submitted in writing to Sharon Brady, Senior Vice-President-Human Resources, 3600 West Lake, Glenview, IL 60026;

6	That he knowingly and voluntarily agrees to all the terms set forth in this Additional Release;

7	That he is not otherwise entitled to the payments and benefits described in Section 2.1. or 2.3 of the Separation, Release and Proprietary Interests Protection Agreement, and

8	That he is not waiving any rights or claims under the Age Discrimination in Employment Act that may arise after the execution date of this Additional Release.

IN WITNESS WHEREOF, the Parties hereto have executed this Additional Release.

Executed: _____________, 2013            By: __________________________
Ronald D. Kropp

Executed: _____________, 2013            By: __________________________
Illinois Tool Works Inc.